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                                                                  EXHIBIT 10.17

February 15, 1995

Daniel Levitt, M.D. Ph.D.
Cancer Information Technologies
Suite 101
2 Beachtree Road
Roseland, NJ 07068

Dear Dan:

On behalf of Geron Corporation ("Geron"), I am pleased to offer you the position of Vice President, Development. The terms of your employment are as follows:

Your starting salary will be fifteen thousand eight hundred thirty three dollars ($15,833) per month. You will receive a one-time sign-on bonus of twenty five thousand dollars ($25,000). In addition, you will be eligible for an annual December bonus of up to 20% of your calendar year gross compensation. This bonus is based upon mutually determined individual milestones and the company's performance.

As a full-time employee of Geron, you will be eligible for our standard benefits package, including long-term disability and life insurance coverage. In addition, we will reimburse you for your COBRA expenses for the period from the start of your employment until you are covered under Geron's medical plan. We will also reimburse you and your dependents for any emergency dental treatments which may be necessary during this period. Geron will also provide you with an officer's idemnification agreement, and institute D&O coverage when the Board of Directors deems it to be advisable, probably at the time Geron goes public.

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 To assist you with your relocation, Geron will reimburse you for:

        * reasonable relocation expenses, including expenses associated with the sale of your New Jersey residence (including broker's and attorney's fees), the purchase of a new home in the San Francisco Bay Area and the packing, moving and storage of household goods and automobiles

        * up to two trips for you and your family to visit the Bay Area and select home/school in California


        * up to six weeks lodging and expenses for you and your family in California until you move into a permanent residence.

        * 46% of your total relocation expenses to cover your tax obligations.


Geron will also provide a $120,000 interest-free loan at the time you purchase a home in the San Francisco Bay Area to be used as a down payment for the purchase of that home. $30,000 of this loan will be forgiven upon the completion of each twelve months of continuous employment with Geron. Should you cease employment with Geron prior to total loan forgiveness, the balance will become payable immediately. If your New Jersey home is not sold by June 30, 1995, Geron will arrange purchase of that home for the greater of $400,000 or your basis. Finally, Geron will provide you with two thousand dollars ($2,000) per month housing allowance for a period of thirty six (36) months.

Subject to approval of the Board of Directors, you will be granted an option to purchase two hundred fifty thousand (250,000) shares of Geron common stock at the fair market value of such shares at the time of the option grant. The terms and conditions of this option will be governed by an agreement which will provide for an initial vesting of 12.5% after your first six months of employment, with credit toward vesting beginning January 30, 1995, with the remainder vesting monthly over the following 42 months.

Subject to reasonable approval by the Geron Board of Directors, you may serve on the Scientific Advisory Boards of up to two outside companies, provided that these companies are not directly competitive with Geron and violate no confidentiality agreement. Geron will pay for professional society memberships, medical licenses and professional journal subscriptions.

Finally, if Geron notifies you that it has elected to terminate your employment and such termination of employment is without cause, the Company will continue to pay your salary, less all applicable withholdings, for one year. For purposes of this letter, "cause" includes,
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but is not limited to, gross misconduct, breach of any terms or conditions of the Company's Proprietary Information and Inventions Agreement, fraud, embezzlement or misappropriation of any Company property.

As a condition of your employment with Geron, you agree to execute and be bound by the terms of the enclosed Proprietary Information and Inventions Agreement. Employment with the Company is not for a specific term and can be terminated by yourself or the Company at any time for any reason with or without cause. Any contrary representations which may have been made to you or which may be made to you are superseded by this offer. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

If you accept this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by yourself and an officer of Geron Corporation.

Dan, please excuse the formality of the above terms, but we thought it would be in our mutual interests to be as clear as possible. We are very enthusiastic about the prospect of having you join Geron, which we believe to be one of the most exciting young companies in the biopharmaceutical industry. With its strong financial backing and commitment on the part of its founders and employees, we are confident Geron will succeed. Nonetheless, it will succeed faster if it can attract people of your quality and track record. If you are in agreement with the above-stated terms and accept this offer, please return a signed copy of this letter to me. This offer of employment will expire on February 21, 1995, unless accepted prior to that date.

Very truly yours,

/s/ JERYL L. HILLEMAN
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Jeryl L. Hilleman
Vice President,
Finance & Administration

AGREED to this 17 February, 1995 by: /s/ DANIEL LEVITT, M.D., PH.D.
                                     --------------------------------
                                     Daniel Levitt, M.D., Ph.D.